COMPLETE APPRAISAL
SUMMARY APPRAISAL REPORT OF
THE TOWERS OF WESTCHESTER PARK
COLLEGE PARK, MARYLAND 20740
PREPARED FOR:
VMS NATIONAL PROPERTIES JV
55 BEATTIE PLACE
GREENVILLE, SOUTH CAROLINA 29601
As of:
December 4, 2006

December 13, 2006

Ms. Martha Long
General Partner
VMS National Properties JV
55 Beattie Place
Greenville, South Carolina 29601

Re:	Towers of Westchester Park 6200 Westchester Park Drive College Park, Maryland 20740
Dear Ms. Long:
At your request, KTR Newmark Real Estate Services, LLC has appraised the above referenced property. The purpose of the appraisal is to estimate the Market Value of the Leased Fee Estate of the subject property, free and clear of financing, as of December 4, 2006.
The subject property consists of a 6.39-acre site improved with a 303-unit, 15-story high-rise apartment complex known as The Towers of Westchester Park. Construction of the improvements was reportedly completed in 1974. The property contains a mix of efficiency, one, two, and three-bedroom unit types, with an average unit size of 1,103 square feet. The property is surrounded to the north, east and south by wooded parkland. Quality and condition are above average.
The following report contains information considered relevant to the valuation of the property and the methods by which collected data have been analyzed in arriving at our value conclusion. Our analysis included an inspection of the premises, interviews with knowledgeable market participants, a review of historical income and expense statements, the current rent roll, and other relevant financial and market information. As an income-producing property, greatest reliance is placed upon the value derived through the Income Capitalization Approach, with support provided by the conclusion rendered through implementation of the Sales Comparison Approach.
This appraisal report has been prepared in order to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice (USPAP) for a Complete Appraisal in Summary Report format. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser’s opinion of value. Supporting documentation not presented herein has been retained in the appraiser’s file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated herein.
Continued...
33 Wood Avenue South, Suite 600, Iselin, NJ 08830
TEL 732.321.4235 • FAX 732.321.6562
WWW. FIRSTAM. COM

Ms. Martha Long	December 8, 2006
VMS National Properties JV	Page 2
The attached Summary Appraisal Report describes our investigation and analyses, together with Certification, Basic Assumptions and Limiting Conditions, upon which we have based our opinion that the market value of the Leased Fee Estate of the subject property, as of December 4, 2006, was:
FORTY THREE MILLION EIGHT HUNDRED THOUSAND DOLLARS
($43,800,000)
The market value estimate of $43,800,000 significantly exceeds the tax assessor’s market value estimate of $18,805,300. A representative of the county assessment office indicated that the subject is significantly under assessed, and that the subject’s assessment will likely increase by 50 to 60% in the upcoming year. In light of the preceding, we have assumed that the subject’s assessment will increase by 55% in the upcoming year. It is an extraordinary assumption of this appraisal that the subject’s actual real estate taxes do not differ significantly from our estimate.
It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusion.
Very truly yours,
KTR VALUATION & CONSULTING SERVICES, LLC

By:	John J. DeFoe, MAI	By:	Terence Tener, MAI
	Senior Managing Director		Chief Executive Officer
Maryland Certification #10442

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CERTIFICATE OF VALUE
We, Terence Tener, MAI and John J. DeFoe, MAI certify that to the best of our knowledge and belief:
The statements of fact contained in this appraisal are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject property of this appraisal, and we have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation, the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, and Title XI (and amendments) of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) effective August 9, 1990.
We have not made a personal inspection of the property that is the subject of this appraisal. Stephen C. Winchester inspected the subject and provided significant professional assistance in the gathering and analysis of subject, market, and comparable property information. No one else provided significant professional assistance in the completion of this appraisal.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
We have the knowledge and experience necessary to perform this appraisal assignment and have previously appraised this type of property.
As of the date of this appraisal, we have completed the requirements under the continuing education program of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review its duly authorized representatives.
KTR VALUATION & CONSULTING SERVICES LLC

By:	John J. DeFoe, MAI	By:	Terence Tener, MAI
	Senior Managing Director		Chief Executive Officer
Maryland Certification #10442

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BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This Appraisal Report is subject to underlying assumptions and limiting conditions qualifying the information contained in the Report as follows:
The valuation estimates apply only to the property specifically identified and described in the ensuing Report.
Information and data contained in the Report, although obtained from public record and other reliable sources and where possible, carefully checked by the Appraiser, are accepted as satisfactory evidence upon which rests the final expression of property value.
The Appraiser has made no legal survey nor has he commissioned one to be prepared and therefore, reference to a sketch, plat, diagram or previous survey appearing in the Report is only for the purpose of assisting the reader in visualizing the property.
It is assumed that all information known to the client and relative to the valuation has been accurately furnished and that there are no undisclosed leases, agreements, liens or other encumbrances affecting the use of the property.
Ownership and management are assumed to be competent and in responsible hands.
No responsibility beyond reasonableness is assumed for matters of a legal nature, whether existing or pending.
Information identified as being furnished or prepared by others is believed to be reliable but no responsibility for its accuracy is assumed.
The Appraiser, by reason of this appraisal, shall not be required to give testimony as an expert witness in any legal hearing or before any court of law unless justly and fairly compensated for such service.
By reason of the Purpose of the Appraisal or Function of the Report herein set forth, the value reported is only applicable to the Property Rights Appraised and the Appraisal Report should not be used for any other purpose.
Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than by the party to whom it is addressed without the written consent of the appraiser, and in any event, only with proper written qualification and only in its entirety.
Disclosure of the contents of this report is governed by the by-laws and Regulations of the Appraisal Institute.
Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation or other

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potentially hazardous materials may affect the value of the property. Any value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.
In arriving at the value set forth in this appraisal no consideration has been given to the effect of state, local or federal income and gains taxes or of occupancy, hotel, capital levy, gift, estate, succession, inheritance or similar taxes which may be imposed upon any owner, lessee, or mortgagee by reason of any sale, conveyance, transfer, leasing, hypothecation, mortgage, pledge or other disposition of the appraised property.
The appraiser was not provided architectural plans for the subject property, thus the square footage as indicated on the rent roll, marketing brochures, and unit mix provided by the client has been utilized. In the event this information is inaccurate, we reserve the right to modify this appraisal if so warranted.

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SUBJECT PROPERTY PHOTOGRAPH

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LOCATION MAP

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EXECUTIVE SUMMARY

Property:	The Towers of Westchester Park

Location:	6200 Westchester Park Drive, College Park, Maryland 20740

Purpose of Appraisal:	To estimate the Market Value of the subject property as of the date of value.

Date of Value:	December 4, 2006

Date of Report:	December 13, 2006

Interest Appraised:	Leased Fee Estate

Description of Property:	The subject property consists of a 6.39-acre site improved with a 303-unit, 15 story high-rise apartment complex known as The Towers of Westchester Apartments. Construction of the improvements was reportedly completed in 1974. The property contains a mix of efficiency, one, two, and three-bedroom unit types, with an average unit size of 1,103 square feet. The property is surrounded to the north, east and south by wooded parkland. Quality and condition are above average.

Zoning:	The subject site is zoned R-10 (Multifamily High Density Residential) by Prince George’s County. The subject is a legal conforming use within the district.

Flood Zone:	According to the Prince George’s County officials, the property is located within Zone C, an area outside the 100- and 500-year flood plains. FEMA Map No. 245208-0030D, dated 9/6/96.

Highest and Best Use:	Multifamily high density residential.

Marketing Period:	Less than 12 months

Final Estimate of Market Value, by Approach
Cost Approach:	N/A
Sales Comparison Approach:	$43,600,000
Income Approach:	$43,800,000
Final Estimate of Market Value:	$43,800,000
The market value estimate of $43,800,000 significantly exceeds the tax assessor’s market value estimate of $18,805,300. A representative of the county assessment office indicated that the subject is significantly under assessed, and that the subject’s assessment will likely increase by 50 to 60% in the upcoming year. In light of the preceding, we have assumed that the subject’s assessment will increase by 55% in the upcoming year. It is an extraordinary assumption of this appraisal that the subject’s actual real estate taxes do not differ significantly from our estimate.

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INTRODUCTION AND PREMISES OF THE APPRAISAL
SCOPE OF THE ASSIGNMENT
According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. The scope of this appraisal employs all applicable appraisal techniques and constitutes a Complete Appraisal as defined by USPAP. The presentation of data, analyses and conclusions are presented in summary report format.
The data included in this report has been researched from the subject property’s influencing market. County and City officials were interviewed regarding taxes, zoning requirements, flood zone information, demographic data, planned construction, recently completed developments, and other economic impacting events. Market participants, including real estate brokers and property managers, were consulted regarding market parameters and activity. Lenders as well as investor surveys were consulted regarding investment parameters. The Sales Comparison and Income Capitalization Approaches to value have been performed in estimating the Market Value of the subject. Leasing agents for the competitive complexes were interviewed regarding property specific information. Supply and demand factors affecting the local market have been analyzed.
PURPOSE AND USE OF APPRAISAL
The purpose of the appraisal is to estimate the market value of the leased fee estate in the subject property as of December 4, 2006. It is for the internal use of AIMCO to facilitate asset evaluation.
PROPERTY RIGHTS APPRAISED
The property interest appraised is that of the Leased Fee Estate. A Leased Fee Estate is defined by The Dictionary of Real Estate Appraisal, Second Edition AIREA, as:
“An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease.”
MARKETING PERIOD
The value conclusion reported herein assumes a marketing period of less than one year. According to the Korpacz Real Estate Investor Survey, 3rd Quarter 2006, apartment properties in the national market have an average marketing time of 5.58 months, down from 5.74 months a year ago. This estimate seems reasonable, given the recent market activity and the subject profile.
PROPERTY HISTORY
The subject property is owned by VMS National Properties. The Towers of Westchester Apartments were originally built in 1974. No transfers of ownership were noted within the three-year period prior to the date of value. It is our understanding that the subject property is not listed for sale and we are not aware of any contracts of sale pending at this time.
MOST LIKELY BUYER
National and regional investors typically purchase multifamily properties of this size in markets such as the subject.

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DEFINITION OF MARKET VALUE
Market Value, as approved and adopted by the Appraisal Foundation in the Uniform Standards of Professional Appraisal Practice is as follows:
“The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.
Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:
1.	buyer and seller are typically motivated;

2.	both parties are well-informed or well advised, and acting in what they consider their best interests;

3.	a reasonable time is allowed for exposure in the open market;

4.	payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

5.	the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

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AREA ANALYSIS
OVERVIEW
The subject property is located in within the Washington DC Metropolitan Statistical Area (MSA). The Washington D.C. Metropolitan Statistical Area (MSA) together with Maryland’s Baltimore MSA comprises the Washington-Baltimore Consolidated Metropolitan Statistical Area (CMSA). This CMSA includes 32 jurisdictions combining the District of Columbia, 17 Virginia cities and counties, 12 Maryland cities and counties, and two West Virginia counties. In 1993, the City of Fredericksburg, along with Spotsylvania and King George Counties, was added to the Washington D.C. MSA.
POPULATION
Population trends affect employment, retail spending, housing, bank deposits, and many other essential demand parameters analyzed in determining real estate productivity. Population growth, stability, or decline is a strong indicator of real estate viability within an area. The following population and employment data represents historic trends of the counties that comprise the Washington D.C. MSA.
POPULATION – WASHINGTON D.C. MSA

				1990 – 2005
				Annual
County	1990	2000	2005	Growth Rate
District of Columbia	606,900	572,059	564,916	-0.46%
Arlington	170,936	189,453	197,806	1.05%
Clarke	12,101	12,652	13,572	0.81%
Culpeper	27,791	34,262	40,035	2.94%
Fairfax	818,505	969,749	1,036,578	1.78%
Fauquier	48,741	55,139	63,225	1.98%
King George	13,527	16,803	18,912	2.65%
Loudoun	86,129	169,599	257,240	13.24%
Prince William	215,686	280,813	445,822	7.11%
Spotsylvania	57,403	90,395	115,420	6.74%
Stafford	61,236	92,446	119,844	6.38%
Warren	26,142	31,584	34,644	2.17%
Calvert	51,372	74,563	88,436	4.81%
Charles	101,154	120,546	138,516	2.46%
Frederick	150,208	195,277	221,849	3.18%
Montgomery	763,191	873,341	941,623	1.56%
Prince Georges	723,104	801,515	846,665	1.14%
Berkeley	59,253	75,905	88,773	3.32%
Jefferson	35,926	42,190	47,963	2.23%

Total MSA	4,029,305	4,698,291	5,281,839	2.07%
As indicated, the counties of Loudoun, Prince William, Spotsylvania and Stafford realized the greatest annual population growth from 1990 to 2004. This demonstrates that the growth pattern of the MSA is between Fredericksburg and Washington D.C.

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DEMOGRAPHIC COMPOSITION
OF THE MSA POPULATION

<15 years	21.20%
15-24 years	12.90%
25-44 years	31.10%
45-64 years	25.20%
65> years	9.60%
Median Age	36.1 years
Approximately 47.4% of the Washington DC MSA population had received at least a four-year college degree in 2000. The median household income in 2005 for the Washington DC MSA was $76,248.
EMPLOYMENT
Employment in the MSA has traditionally been dominated by government, trade and service oriented sectors that account for over two-thirds of the metropolitan employment. The U.S Bureau of Labor Statistics was consulted to determine the breakdown of employment by industry in the region. The following table provides this information:
EMPLOYMENT BY SECTOR — WASHINGTON DC MSA

	Number of	Percentage of	12-Month
Industry	Employees	Employment	Percent Change
Construction and Mining	141,400	6.02%	5.10%
Manufacturing	44,500	1.89%	1.60%
Trade, Transportation and Utilities	319,700	13.61%	3.30%
Information	90,600	3.86%	-0.20%
Financial Activities	115,100	4.90%	0.70%
Professional and Business Services	516,300	21.98%	4.50%
Educational and Health Services	243,600	10.37%	2.80%
Leisure and Hospitality	203,200	8.65%	6.60%
Other Services	139,000	5.92%	3.70%
Government	535,800	22.81%	1.50%

Total	2,349,200	100.00%	3.20%

Growth in the government sector has remained relatively stable over the last 10 years, while the other employment sectors continue to expand. In 1970, government employment (local, state and federal) accounted for almost 40 percent of the total jobs in the metropolitan area or twice as many as the service sector. In 1980, the Reagan Administration put a halt to government job growth, and by 1989, there were only 23,600 more government workers than in 1980. Currently, government employment accounts for 22.8% of all jobs. Conversely, the service segment continues to expand and now accounts for more than the government sector. The service sector is greatly influenced by a healthy tourist industry. The nation’s capital remains one of the largest tourist attractions in the country. Over 19,000,000 tourists visit Washington D.C. and the surrounding areas each year.

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Resulting from the historic stability of the Federal Government on the local economy, unemployment for the Washington D.C. MSA has traditionally been lower than that of the United States. The chart below, which includes agricultural employment, illustrates the employment status of Washington MSA in relation to the State and the United States.
EMPLOYMENT STATISTICS — JANUARY 2006

			Washington DC
	US	Maryland	MSA
Civilian Labor Force	150,114,000	2,945,104	2,897,900
No. Employed	143,074,000	2,825,542	2,897,126
No. Unemployed	7,040,000	119,562	87,700
Unemployment Rate	4.7%	4.1%	3.1%
TRANSPORTATION
The Washington metropolitan area is a major destination on the Eastern Seaboard. It lies along the route of Interstate 95, which extends from southern Florida to northern Maine. Washington D.C. is surrounded by Interstate 495, which is known as the Capital Beltway. About 100 miles west of Interstate 95 is Interstate 81 also traversing the area in a roughly north-south orientation. Major westbound highways are Interstate 66 from Washington D.C. and Interstate 61 out of Richmond, Virginia.
Many major and secondary roadways in the Washington D.C. area as a whole are overburdened by traffic, especially during morning and evening “rush hours.” Development of high occupancy vehicle (HOV) lanes has alleviated the problem to some degree over the years. Local commuter transportation is a particular concern.
The College Park area affords easy access to major metropolitan areas on the east coast via Interstate 95. This major artery highway provides six lanes from north to south travel along the eastern seaboard. The subject property is less than one half mile southwest of Interstate 495/95 and one quarter mile south of Greenbelt Road (State Route 193).
MetroRail provides rail service to the District and the closer suburban areas. Land uses and property values have intensified and increased in the vicinity of Metro Stations. The area commuter has embraced the Metro System as a viable alternative to major traffic tie-ups. Service extends as far west as Vienna, Virginia, as far south as Franconia/Springfield and as far north as Shady Grove, Maryland. When complete, a total of 103 miles will be included in the system. Augmenting the Metro System, Amtrak and MART (Maryland Area Rapid Transit) provide access to intermediate and long-range destinations, including Baltimore, Maryland. As ridership increases, additional pressure may be taken off the highway system. Bus service (MetroBus) is also available throughout the region.
There are three major international airports in the Washington area. Baltimore-Washington International Airport is midway between Baltimore and Washington. The Ronald Reagan Washington National Airport is on the south side of the Potomac River in Alexandria near the downtown business district. It has long operated at capacity and was for many years the preferred destination and departure point due to its convenience to the downtown area. The third, Washington Dulles International Airport, is approximately 25 miles west of Washington in Loudoun County at the Fairfax County line. In addition to these three, Richmond International Airport is south of the subject property and offers national and international flights. Local airports include the Fredericksburg Airport and the Stafford Airport.
Transportation facilities for air, road and rail traffic have been well developed though there is a constant effort in the case of commuter rail and highway development to play “catch-up” with the economic and

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population growth of the region. Adequate transportation systems and linkages are important to the convenience of local residents and are essential for the orderly and timely development of commercial, residential, and industrial projects.
NEIGHBORHOOD
The subject property is located within northwest quadrant of the 1,100-acre Greenbelt Park and a primarily residential section of Prince George’s County known as College Park. The subject is located approximately twelve miles northeast of downtown Washington, directly east of Kenilworth Avenue and less than one mile west of the Capital Beltway. Properties along the western side of Kenilworth Avenue in the neighborhood consist primarily of residential and office uses, with the intensity of these uses increasing as one travels south towards downtown Washington. The subject is bordered to the southwest by a high-rise condominium building that is essentially identical in physical respects to the subject building. The other sides of the subject are bordered by Greenbelt Park.
The subject is very well located for apartment development, given its residential nature, excellent access to the rest of the region via US Highways 495/95, proximity to downtown Washington, and adjacency to Greenbelt Park.

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SITE ANALYSIS

Location	The site is located in the northwest quadrant of Greenbelt Park which is situated along the eastern side of Kenilworth Avenue in the College Park section of Prince George’s County, approximately one half mile southwest of the Capital Beltway (US 495/95). The subject site is the northern portion of Parcel B.

Size	The site comprises 6.39 acres.

Excess Land	None

Topography	The site’s topography varies, but has an overall slope down from south to north.

Site Improvements	The subject site adjoins a high-rise condominium property that is located to the southwest of the subject, on the southern portion of Parcel B. While we were not provided a survey or title report for the subject, it appears that these properties share certain site improvements, including interior access roads. Access to the Kenilworth Avenue from the subject property is apparently via an access easement upon this property and low rise condominium buildings to the south of the condominium tower. There is a covered garage for 181 vehicles and open parking for 250 vehicles. There is a swimming pool, a fitness center, picnic areas with barbecue pits and jogging and biking trails. These common areas are reportedly shared with the condominium properties to the southwest.

Street Improvements	Westchester Park Drive is asphalt paved, two-lane, concrete curbed thoroughfare that provides access to the subject from Kenilworth Avenue.

Desirability of Location	Good

Access to Major Arteries	Good

Access to Local Arteries	Good

Curb Appeal	Good

Ingress/Egress	Average

Visibility from Road	Average

Public Transportation	Average

Neighborhood Appearance	Above average

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Easements	The appraisers were not provided with a site survey or title documents that provide information on the existence of easements and encroachments. As noted, the subject property reportedly shares certain common elements with the condominium properties to the southwest. Other than typical utility easements, visual observation of the site did not reveal the existence of adverse easements or encroachments. However in the absence of a site survey and title documents, the appraiser makes no representation as to the presence of adverse easements or encroachments.

Soil Conditions	Visual observation does not indicate any surface or subsurface soil conditions that are unusual for the area. Based on our inspection, it appears that the soil is of adequate load bearing capacity to support the subject improvements. No major foundation cracks were visible upon inspection of the subject improvements that would indicate the subsoil conditions are not stable. No nuisances or hazards were noted.

Flood Zone:	According to the Prince George’s County officials, the property is located within Zone C, an area outside the 100- and 500-year flood plains. FEMA Map No. 245208-0030D, dated 9/6/960.

Land Use Restrictions	The appraisers are unaware of any deed restrictions, which may adversely affect the utility of the subject site; however, this is not a guarantee that such restrictions may exist. Therefore, it is recommended that a current title policy be obtained for the subject property, which would disclose any land use restrictions that may exist.

Zoning:	The subject site is zoned R-10 (Multifamily High Density Residential) by Prince George’s County. Although the specific requirements for this district were not provided, zoning officials indicate that the subject is a legal conforming use within the district.

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REAL ESTATE TAXES
The subject is within the taxing jurisdiction of Prince George’s County, Maryland. The county assesses and collects taxes for all of the jurisdictions in the county. The tax year begins July 1st. The subject’s assessment and tax information is summarized as follows.

Assessor’s I.D.	2389534 (Prince George’s County Appraisal District 21)
Equalization Rate	100%
Assessment	$18,805,300
Tax rate per $100 of Value	$0.01527
Annual Taxes	$287,156.
Payment Due Date	Taxes are due by September 30th
Properties are re-assessed every three years. We were informed that the subject was last assessed in 2004. Therefore, the current assessment should will change in the upcoming fiscal year. Our market value estimate of $43,800,000 significantly exceeds the assessor’s market value estimate of $18,805,300. A representative of the county assessment office indicated to us that the subject is significantly under assessed, and that the subject’s assessment will likely increase by 50 to 60% in the upcoming year.
In light of the preceding, we have assumed that the subject’s assessment will increase by 55% in the upcoming year. Based on the current assessment and real estate tax rate, this results in estimated real estate taxes of $445,092. Escalating this amount to reflect estimated 3.0% annual inflation in the real estate tax rate, taxes for the upcoming year are estimated at $458,445.
It is an extraordinary assumption of this appraisal that the subject’s actual real estate taxes do not differ significantly from our estimate.

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DESCRIPTION OF IMPROVEMENTS
The subject site is improved with a 303-unit, 15 story high-rise apartment complex known as the Towers of Westchester Park. Construction of the improvements was reportedly completed in 1974. The property contains a mix of efficiency, one, two, and three-bedroom units types, with an average units size of 1,103 square feet. There is an average of twenty units per floor.
The T-shaped building features steel frame construction with masonry and brick exterior walls and a flat roof covered with rolled asphalt. There are four internal fire stairs and three, 2,500-pound capacity elevators that service all floors. There is also a smaller handicapped equipped elevator that is for use from the main lobby to the community room. Amenities common to all units include standard electric kitchen appliances (refrigerator/freezer, oven/range, and dishwasher) and decks. Each floor has a trash room with a chute and recyclable bins and a washing room that features two washers and two dryers. Community amenities include on-site management/leasing office, a community room with premium storage, open and covered (at a premium) car parking, and a swimming pool.
Construction details are further summarized as follows.

KTR Site Inspector	Stephen C. Winchester

Date of Inspection	December 4, 2006

Property Contact	Karen Stevenson - On-site Manager

Year Built	1974

Number Units	303

Buildings, Stories	1 building, fifteen-story

Parking	There is an adequate amount of open space parking in the areas surrounding the building and covered parking at a cost.

Foundations:	Reinforced concrete

Frame:	Steel columns

Exterior Walls:	Masonry and brick siding

Roof:	Flat with rolled asphalt

Doors and Windows:	Sliding glass doors to the building’s lobby, and windows are floor to ceiling height aluminum glass. Individual units have hollow core metal. Interior unit doors are hollow-core wood. Windows are double hung with vinyl clad aluminum frames. Each unit features a sliding glass door leading to a concrete patio.

HVAC:	Heating and cooling is provided by a central gas-fired and electric system that provides heated or chilled water to individually controlled fan coil units. A new multi-stack cooling system was installed in July 2006.

Plumbing:	Kitchens contain sink and a dishwasher. Bathrooms contain toilets, and vanity sink and tub/shower combinations with ceramic tile surrounds.

Electrical:	Each apartment has its own breaker box and is separately metered for electricity.

Walls and Ceilings:	Walls are painted sheetrock and ceilings are spackled an/or painted.

Floors:	Interior floors are carpet over padding in living areas and bedrooms with vinyl flooring in the kitchen and bathrooms. Some units feature wood parquet flooring.

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Kitchen Equipment:	Built-in cabinets are wood with laminate counter tops and stainless steel sink. Appliances include electric conventional oven, dishwasher, and refrigerator/freezer.

Project Amenities:	Community amenities include on-site management/leasing office, a community room with storage, open and covered (at a premium) car parking, a fitness center, a picnic/barbeque area and a swimming pool. Other site improvements are concrete walkways, and landscaping.
The following chart illustrates the property’s unit breakdown and size.
SUBJECT PROPERTY UNIT MIX AND SIZES

Type	Mix	Size (SF)	Total Size
Efficiency	30	530	15,900
1 BR/1BA Small	16	620	9,920
1BR/1BA Large	108	927	100,116
2BR/2BA Small	57	1,254	71,478
2BR/2BA Large	46	1,357	62,422
3BR/2BA	46	1,618	74,428

Total/Average	303	1,103	334,264

The improvements are of above average quality and in above average condition, with no significant deferred maintenance noted. Appeal is very good, given the layouts of the site and the apartment units.

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APARTMENT MARKET OVERVIEW
Apartments remain a staple in the portfolios of institutional investors. Although massive new development in some markets has resulted in diminished investor interest, demand remains very strong in markets with significant barriers to entry. The average overall capitalization rate reported by participants in the Korpacz Real Estate Investor Survey stood at 5.98% in the third quarter of 2006 for the national institutional apartment market, 30 basis points below a year earlier, but only 3 basis points below the prior quarter, reflecting continued but moderating upward pressure on apartment sale prices.
Investors consider apartments to be attractive real estate investments for the following reasons:
1.	The diversity of the tenant base in apartment properties reduces uncertainty with regard to releasing risk over time;
2.	The strength of rental demand of apartment units is more readily determined from demographic data than most other property types;
3.	The short-term nature of most apartment leases forces property managers to adjust rents to market on a regular basis; and
4.	The relative stability of apartment cash flows makes multi-family properties a more liquid investment as compared to other types of commercial properties.
The Washington regional apartment market has historically been characterized by stability, with high occupancy rates and increasing rents spurred by household and population growth and a relatively low level of new development.
An erosion of housing affordability is driving demand for apartment units. According to Marcus & Millichap, the minimum household income currently needed to purchase the median priced residence is $132,000 per year, compared with $114,000 per year in the second quarter of 2005. Only 30% of the region’s households earn more than $100,000 per year.
Marcus & Millichap projects that new development in the region will total 4,300 units in 2006, up from 2,700 units in 2005. However, condo conversions earlier in the year reduced inventory by 1,900 units, resulting in a net increase of only 2,400 units. This amount of new inventory lags demand growth resulting from the increasing number of households.
The combination of strong demand growth and restrained new development has resulted in increasing rents and decreasing vacancy. Marcus & Millichap reports that regional vacancy decreased 30 basis points in 2006, to 3.8%. This follows a 70 basis point decrease in 2005. Marcus & Millichap projects average asking rents to increase 4% in 2006, to $1,244 per month. The decreasing use of rent concessions suggests that real rent growth exceeds nominal increases in asking rents.
As a result of the significant cooling in the for-sale housing market, demand for apartment properties from condo converters has decreased drastically. However, demand for rental properties from investors remains strong, and the combination of improving fundamentals and decreasing capitalization rates has resulted in continued value increases.

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College Park, Maryland	Page 14
Market conditions in the subject’s immediate submarket mirror those of the regional market. The occupancy levels for the subject and its competitors are summarized in the following table.
Subject and Competitive Property Summary

Name	# of Units	Occupancy
Subject	303	97%
The Enclave	1,119	88%*
White Oaks Tower	432	98%
Wynfield Park	300	99%
Seven Springs	986	98%
The Château	401	99%

Total/Average	3,541	95%

*	Includes off-line apartments being renovated
As indicated, the subject and its competitors reflect an occupancy level range of 88% to 99%, with an average of 95%. Excluding the Enclave Apartments, which is undergoing a total renovation, the range narrows to 97% to 99%, with an average of 98%.
CONCLUSION: The regional and local apartment markets are strong. With continued demand growth and a low level of new development, the outlook for the regional and local markets is very positive.

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College Park, Maryland	Page 15
ECONOMIC RENT ANALYSIS
Five competitive properties are presented on the following pages. They are located in similar areas like the subject property and define the range of property type and rents available. The information regarding the rent comparables was obtained through physical inspections and interviews of rental agents and property managers.

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Rent Comparable One

Address:	The Enclave
11215 Oak Leaf Drive
Silver Springs, MD 20901

Number of Units:	1,119

Age:	1968, currently undergoing extensive renovations

Description:	Three, 19-story high-rise towers.

Amenities:	Apartment features include gas range and electric kitchen appliances, mini and full vertical blinds, dishwasher, garbage disposal and monitored alarm systems. This gated property’s features include a clubhouse, health club, business center, three lighted tennis courts, an olympic size pool, a children’s play area, a convenience store in each building and a laundry room on each floor.

Rental Data:

Unit Type	Unit Size (SF)	Rent/Month	Rent/SF
Studio/1BA	450-555	$885-$935	$1.68-$1.97
1BR/1BA	800 - 910	$1,115-$1,230	$1.35-$1.39
2BR/2BA	1,110-1,150	$1,425	$1.24-$1.28
3BR/2BA	1,215-1,385	$1,630-$1,720	$1.24-$1.34

Landlord Provides:	Cooking gas, air conditioning and heat

Occupancy:	88%. The vacant units reportedly consist primarily of apartments that are being renovated.

Concessions:	One month free rent for certain units.

Comments:	Similar location. Overall superior, due to its design and amenities. All units are being renovated upon tenant non-renewal. The cited rents are for unrenovated units. Rents for renovated apartments are $250 per month more than the cited rents.

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Rent Comparable Two

Address:	White Oaks Towers
11700 Old Columbia Pike
Silver Springs, MD 20904

Number of Units:	432

Age:	1965

Description:	One, 23-story high-rise tower.

Amenities:	Apartment features include electric kitchen appliances, walk-in closets and balconies (except studios). Property features include a swimming pool, a fitness center, and a basketball court, a beauty salon/barber shop and a convenience store.

Rental Data:

Unit Type	Unit Size (SF)	Rent/Month	Rent/SF
Studio/1BA	605	$945	$1.56
1BR/1BA	806	$991-$1,051	$1.23-$1.30
1BR/1BA/DEN	1,073	$1,114-$1,143	$1.04-$1.07
2BR/2BA	1,093-1,279	$1,164-$1,241	$0.97-$1.06
3BR/2.5BA	1,479	$1,547-$1,555	$1.05-$1.05

Landlord Provides:	All utilities.

Occupancy:	98%

Concessions:	Slightly reduced rents for select unit types.

Comments:	Located approximately six miles northwest of the subject in a less appealing residential setting. Superior amenity package. Inferior quality, design, and appeal.

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Rent Comparable Three

Address	Wynfield Park Apartments
10209 Baltimore Avenue
College Park, MD 20740

Number of Units:	300

Age:	1998

Description:	Eight, four-story building apartment complex.

Amenities:	Apartment features include air conditioning, all kitchen appliances, garbage disposal, balcony and washer and dryer. Property features include a gated entry, clubhouse with an executive business center, garages and carports (for a premium), a swimming pool and a fitness center.

Rental Data:

Unit Type	Unit Size (SF)	Rent/Month	Rent/SF
1BR/1BA	648-750	$1,230-$1,320	$1.76-$1.90
2BR/1BA	897	$1,445	$1.61
2BR/2BA	1,096-1,177	$1,630-$1,715	$1.46-$1.49
3BR/2BA	1,313	$1,875	$1.43

Landlord Provides:	Trash removal.

Occupancy:	99%

Concessions:	None currently.

Comments:	Good quality apartment complex located approximately three miles northwest of the subject in a less appealing residential setting. Similar amenities. Superior quality and inferior appeal.

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Rent Comparable Four

Address:	Seven Springs Village
9310 Cherry Hill Road
College Park, MD 20740

Number of Units:	986

Age:	1975

Description:	Three, twelve-story towers and six, two and three-story garden style apartment buildings.

Amenities:	Apartment features include central heat and air conditioning, all kitchen appliances, garbage disposal and balcony. Community features include clubhouse, pool, spa/hot tub, fitness center, playground, business center, basketball and volleyball courts, lighted tennis courts, a mini convenience mall, a hair salon and a licensed childcare facility.

Rental Data:

Unit Type	Unit Size (SF)	Rent/Month	Rent/SF
Studio	598	$1,019	$1.70
1BR/1BA	660-800	$1,080	$1.35-$1.64
2BR/1.5BA	927	$1,400	$1.40
2BR/2BA	920-1,009	$1,424	$1.41-$1.55
3BR/2BA	1,102	$1,614-$1,665	$1.45-$1.51

Landlord Provides:	All utilities

Occupancy:`	98%

Concessions:	Select concessions to Federal employees.

Comments:	Above average quality property located one mile north of the University of Maryland, approximately three miles northwest of the subject. Set next to two large parks with good views of surrounding area. Similar quality, condition and superior amenity package.

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Rent Comparable Five

Address:	The Chateau
9727 Mount Pisgah Road
Silver Springs, MD 20903

Number of Units:	401

Age:	1972

Description:	Two, fifteen-story towers.

Amenities:	Apartment features include central heat and air conditioning, all kitchen appliances, garbage disposal and balcony. Community features include clubhouse, pool, spa/hot tub, fitness center, playground, business center, and tennis courts.

Rental Data:

Unit Type	Unit Size (SF)	Rent/Month	Rent/SF
Jr 1BR/1BA	665	$990	$1.49
1BR/1BA	965	$1,125-$1,180	$1.17-$1.22
2BR/1.5BA	1,150	$1,420-$1,460	$1.23-$1.27
2BR/2BA	1,250	$1,450-$1,490	$1.16-$1.19
3BR/2BA	1,465	$1,850	$1.26

Landlord Provides:	All utilities

Occupancy:	99%

Concessions:	None currently.

Comments:	Above average quality property located at the southeastern corner of the Beltway and New Hampshire Avenue, approximately five miles northwest of the subject. Similar quality, condition and superior amenity package.

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ANALYSIS
The subject property is a well-located, above average quality apartment complex. It has very good appeal due to the fact that the complex is surrounded by Greenbelt Park, affording an unusually high degree of privacy and views.
The tables below illustrate the comparables with the most similar floor plans in relation to the subject’s floor plans.
STUDIO/EFFICENCY FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF
Subject Asking	530	$979	$1.85
Subject Average Contract	530	$959	$1.81
The Enclave	450-555	$885-$935	$1.68-$1.97
White Oaks	605	$945	$1.56
Wynfield Park	NA	NA	NA
Seven Springs	598	$1,019	$1.70
The Chateau	NA	NA	NA
ONE-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF
Subject Asking	620	$1,049	$1.69
Subject Average Contract	620	$1,040	$1.68
Subject Asking	927	$1,269	$1.37
Subject Average Contract	927	$1,229	$1.33
The Enclave	800-910	$1,115-$1,230	$1.35-$1.39
White Oaks	806	$991-$1,051	$1.23-$1.30
Wynfield Park	648-750	$1,230-$1,320	$1.76-$1.90
Seven Springs	660-800	$1,080	$1.35-$1.64
The Chateau	665	$990	1.49
TWO-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF
Subject Asking	1,254	$1,559	$1.24
Subject Average Contract	1,254	$1,370	$1.09
Subject Asking	1,357	$1,619	$1.19
Subject Average Contract	1,357	$1,477	$1.09
The Enclave	1,110-1,150	$1,425	$1.24-$1.28
White Oaks	1,093-1,279	$1,164-$1,241	$0.97-$1.06
Wynfield Park	1,096-1,177	$1,630-$1,715	$1.46-$1.49
Seven Springs	920-1,009	$1,424	$1.41-$1.55
The Chateau	1,250	$1,450-$1,490	$1.16-$1.19

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THREE-BEDROOM FLOOR PLANS

Comparable #	Unit Size (SF)	Rent/Month	Rent/SF
Subject Asking	1,618	$1,899	$1.17
Subject Average Contract	1,618	$1,764	$1.09
The Enclave	1,215-1,385	$1,630-$1,720	$1.24-$1.34
White Oaks	1,479	$1,543-$1,555	$1.04-$1.05
Wynfield Park	1,313	$1,835	$1.40
Seven Springs	1,102	$1,614-$1,665	$1.43-$1.50
The Chateau	1,465	$1,850	$1.26
The subject’s asking and average contract rents are consistent with the comparable rents and one another. To estimate potential rental income for the upcoming year, average contact rents will be applied. These rents will be escalated by 1.5% to reflect estimated annual market rent growth of 3.0%.

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HIGHEST AND BEST USE

HIGHEST AND BEST USE AS IF VACANT
Surrounding Land Uses: Residential
Physically Possible:	Multifamily residential.
Legally Permissible:	Multifamily, high density.
Conclusion:	As if vacant, a multifamily high-density residential building.

HIGHEST AND BEST USE AS IMPROVED
Current Improvement:	303-unit, 15 story high-rise apartment complex constructed in 1974.
Conclusion:	Continued apartment use.

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VALUATION
There are three traditional approaches that can be employed in establishing Market Value. These approaches and their applicability to the valuation of the subject property are summarized as follows:
THE COST APPROACH
This method estimates the replacement or reproduction cost of the improvements, less the estimated depreciation (physical, functional, economic), plus the estimated market value of the land, in order to arrive at a final value indication. This approach is based on the premise that an informed purchaser would pay no more for a property than the cost of constructing a building of similar utility and condition. The Cost Approach is a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) properties where the cost of reproducing the improvement is easily and accurately quantified and there is no external or economic obsolescence. Due to the age of the improvements, they have incurred physical deterioration due to normal wear and usage. Given the inherent inaccuracies and subjectivity involved in estimating substantial degrees of physical deterioration, the cost approach is not considered a reliable, independent approach to value in this instance.
THE SALES COMPARISON APPROACH
Using this technique, the property value is indicated by comparing the subject to similar, nearby properties that have recently sold. Essentially, the procedure is to gather bona fide, recent arm’s length sales of comparable properties and compare the most important characteristics of the sales to the subject. Adjustments are then made to the comparable properties for differences such as terms of financing, date of sale, location, and physical characteristics.
Attaining data with a high degree of comparability is most important when this technique is utilized. The reliability is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of non-typical conditions affecting the sales price. As numerous sales of properties similar to the subject have occurred in the College Park area, this approach has been employed in the valuation process.
THE INCOME CAPITALIZATION APPROACH
The Income Capitalization Approach is a process in which the anticipated flow of future benefits is capitalized into a value indication. The Income Capitalization Approach is widely applied in appraising income-producing properties. The reliability of this technique is dependent upon the reliability of the net income estimate and the capitalization rate. Since the subject is income producing realty and anticipated to continue to be so, this approach has been employed in the valuation of the Leased Fee Estate.
RECONCILIATION AND FINAL VALUE ESTIMATE
The final step in the Appraisal Process is the reconciliation of the value indicators into a single value estimate. In the reconciliation or correlation, the appraiser considers the relative applicability of each of the three approaches, examines the range between the value indications and places major emphasis on the approach that appears to produce the most reliable solution to the specific appraisal problem. The purpose of the appraisal, the type of property and the adequacy and reliability of the data are analyzed and appropriate weight is given to each of the approaches to value.

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College Park, Maryland	Page 25
INCOME CAPITALIZATION APPROACH
Investment properties are normally valued in proportion to their ability to produce income; hence, an analysis of the property in terms of its ability to provide a sufficient net annual return on invested capital is an important means of valuing any asset. Value is estimated by deducting an appropriate vacancy and collection allowance and all applicable expenses from the anticipated gross annual income to arrive at a projected net operating income, which is then capitalized at an interest rate, or investment, yield commensurate with the risk inherent in the ownership of the property. Such a conversion of projected income considers competitive returns offered by alternative investments.
There are two primary income capitalization methods: Direct Capitalization, which converts a single year’s net operating income into an indication of value and the Discounted Cash Flow Analysis (DCF), which estimates the present worth through the process of discounting the forecasted net income and the reversionary sale over the course of an anticipated investment period. The Direct Capitalization technique is employed in this analysis.
DIRECT CAPITALIZATION
The basic steps in the Direct Capitalization method are as follows:
1.	Calculate POTENTIAL GROSS INCOME from the dwelling units;

2.	Estimate VACANCY AND CREDIT LOSS to arrive at Effective Gross Income;

3.	Estimate OPERATING EXPENSES to arrive at the stabilized Net Operating Income;

4.	Develop the OVERALL CAPITALIZATION RATE;

5.	Divide NOI by the CAP RATE to arrive at VALUE.
Potential Rental Income: Potential rental income is estimated based on current average contract rents. Rental income is not applied to the unit utilized as a leasing and administrative office. Our calculation of potential rental income is summarized below.

		Potential	Total Potential
Unit Type	Units	Rent	Rent
Efficiency	30	$959	$28,770
1 BR, Small	16	$1,040	$16,640
1 BR, Large	108	$1,229	$132,732
2 BR, Small	56	$1,370	$76,720
2 BR, Large	46	$1,477	$67,942
3 BR	46	$1,764	$81,144

Total/Avg.	302	$1,270	$403,948

As indicated, potential rental income is $403,948 per month, or $4,847,376 per year. To reflect estimated annual market rent growth of 3.0% (our general inflation estimate), this amount will be escalated by 1.5%, resulting in estimated potential rental income of $4,920,087 for the upcoming year.
Vacancy and Credit Loss: As of the date of inspection, the subject property was 97% occupied. The subject and the properties identified as competitors within this report reflect an average occupancy level of 95%. Vacancy loss is estimated at 4.0% of potential rental income. In addition, a 1.0% allowance for credit loss is assessed. The combined vacancy and credit loss allowance equates to 5.0%.
Concession Loss: There are some limited concessions employed in the subject market, despite high occupancy rates. At the subject, concession loss increased from 0.3% of potential rental income in 2003

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to 7.2% in 2005. Concession loss decreased to 2.3% for the first ten months of 2006. Considering the subject’s recent operating history and trend, the estimated concession loss is 2.0% of potential rental income.
Utility Reimbursements: Management indicates that utility reimbursements consist primarily of water & sewer charges paid by the tenants. Utility reimbursements increased from $193 per unit in 2003 to $412 per unit for 2005. For the first ten months of 2006, utility reimbursements were $384 per unit on an annualized basis. Based on this operating history, estimated utility reimbursement income for the upcoming year is $400 per unit.
Other Income: Included within this category is the revenue received from such items as application fees, forfeited deposits, late fees, pet fees, garage income and rent premiums for short term leasing. From 2003 to 2005, other income at the subject increased from $547 to $590 per unit, with an average of $562 per unit. For the first ten months of 2006, annualized other income was $624 per unit. Based on this operating history, other income is estimated at $650 per unit for the upcoming year.
Expenses: In order to project expenses for valuation purposes, the expenses historically incurred in the operation of the subject property have been reviewed and analyzed. In addition, we have given consideration to the median expenses reported in a recent IREM survey of elevator apartment complexes in the subject area. The following table presents a summary of the subject’s expense history and budget as well as our projection for the upcoming year.

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SUMMARY OF HISTORICAL OPERATIONS
THE TOWERS OF WESTCHESTER PARK

	2003		2004		2005		1-10/06 Annualized		KTR FY 2007
	Total	Per Unit	Total	Per Unit	Total	Per Unit	Total	Per Unit	Total	Per Unit
Income
Potential Rental Income	$3,980,297	$13,136	$4,185,004	$13,812	$4,691,412	$15,483	$4,719,314	$15,575	$4,920,087	$16,238
Vacancy & Collection Loss	$(111,236)	$(367)	$(74,845)	$(247)	$(154,543)	$(510)	$(155,399)	$(513)	$(246,004)	$(812)
Concession Loss	$(11,797)	$(39)	$(79,792)	$(263)	$(338,392)	$(1,117)	$(107,743)	$(356)	$(98,402)	$(325)

Effective Rental Income	$3,857,264	$12,730	$4,030,367	$13,302	$4,198,477	$13,856	$4,456,172	$14,707	$4,575,681	$15,101

Utility Reimbursements	$58,531	$193	$60,343	$199	$124,831	$412	$116,465	$384	$121,200	$400
Other Income	$165,594	$547	$167,068	$551	$178,671	$590	$188,933	$624	$196,950	$650

Effective Gross Income	$4,081,389	$13,470	$4,257,778	$14,052	$4,501,979	$14,858	$4,761,570	$15,715	$4,893,831	$16,151

Expenses
Real Estate Taxes	$239,468	$790	$255,148	$842	$265,881	$877	$274,004	$904	$458,445	$1,513
Insurance	$50,549	$167	$55,300	$183	$52,340	$173	$64,510	$213	$60,600	$200
Repairs & Maintenance	$290,639	$959	$255,132	$842	$244,980	$809	$309,858	$1,023	$272,700	$900
Utilities	$533,047	$1,759	$667,229	$2,202	$772,530	$2,550	$1,023,871	$3,379	$909,000	$3,000
Payroll	$358,501	$1,183	$364,829	$1,204	$356,299	$1,176	$428,933	$1,416	$393,900	$1,300
Marketing	$18,346	$61	$21,252	$70	$42,805	$141	$61,108	$202	$45,450	$150
Management Fees	$162,672	$537	$169,438	$559	$179,376	$592	$189,454	$625	$146,815	$485
General & Adminstrative	$104,551	$345	$114,208	$377	$116,123	$383	$100,144	$331	$106,050	$350
Reserves	$0	$0	$0	$0	$0	$0	$0	$0	$90,900	$300

Total	$1,757,773	$5,801	$1,902,536	$6,279	$2,030,334	$6,701	$2,451,881	$8,092	$2,483,860	$8,198

Net Operating Income	$2,323,616	$7,669	$2,355,242	$7,773	$2,471,645	$8,157	$2,309,689	$7,623	$2,409,971	$7,954

Real Estate Taxes:	The derivation of the real estate tax estimate was discussed at length earlier in the report. Real estate taxes for the upcoming year are estimated at $279,687.

Insurance:	Over the past four years, the subject’s insurance expense has ranged from $167 to $213 per unit, with an average of $184 per unit. The 2005 IREM expense survey reports a median insurance expense of $172 per unit. Based on the subject’s operating history and the IREM survey amount, the insurance expense is estimated at $200 per unit.

Repairs & Maintenance:	This category includes all costs associated with the upkeep and maintenance of the property. Over the past four years this expense ranged from $809 to $1,023 per unit, with an average of $908 per unit. Based on this expense history, the repairs and maintenance expense is estimated at $900 per unit.

Utilities:	This expense includes common area electricity, water & sewer (partially reimbursed), and gas and electricity for the complex’s units. From 2003 to 2006, this expense increased from $1,759 to $3,379 per unit. Considering not only this expense trend but also the spike in energy prices experienced in 2006, the estimated utilities expense is $3,000 per unit.

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Payroll:	This expense covers salaries, payroll taxes, and workers compensation insurance for on site management, leasing, and maintenance personnel. In the past four years, the subject’s payroll expense ranged from $1,176 to $1,416 per unit, with a four year average of $1,245 per unit. Based on this operating history, the estimated payroll expense is $1,300 per unit.

Marketing:	Included in this category are all newspaper and printed advertising, payments to locator services, leasing commissions, and resident referrals. Over the past four years, the subject’s marketing expense increased from $61 to $202 per unit, with an average of $118 per unit. Based on this expense history, the estimated marketing expense is $150 per unit.

Management Fees:	The estimated management fee is 3.0% of effective gross income. This amount is market consistent for apartment complexes of the subject’s size.

General & Administrative:	Office expenses, telephone, management unit expenses, computer maintenance and supplies, professional fees and miscellaneous expenses are covered in this category. Over the past four years, the subject’s general & administrative expense ranged from $345 to $383 per unit, with an average of $359 per unit. Based on the subject’s operating history, a general & administrative expense of $350 per unit is estimated.

Reserves for Replacement:	In addition to the repairs and maintenance expenditures, the property will incur annual capital expenditures to keep it in prime condition. A reserve category is typical for multifamily property; therefore we have included reserves as an additional budget item. Reserves for replacement for a property of this vintage typically range from $200 to $300 per unit. A reserve for replacement allowance of $300 per unit or $90,900 is estimated for the subject property.

Total Expenses:	Total expenses have been estimated at $2,483,860 or $8,198 per unit inclusive of reserves. The resulting operating expense ratio equates to approximately 51%.

Net Operating Income:	The Net Operating Income is that amount of the income remaining after paying all operating expenses. This affords the owner capital with which to satisfy the debt service, if any, and provide a return on the owners equity. We have estimated the NOI to be $2,409,971.

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INCOME AND EXPENSE PRO FORMA

	Total	Per Unit
Income
Potential Rental Income	$4,920,087		$16,238
Vacancy & Collection Loss	$(246,004)	$	(812)
Concession Loss	$(98,402)		$(325)

Effective Rental Income	$4,575,681		$15,101

Utility Reimbursements	$121,200		$400
Other Income	$196,950		$650

Effective Gross Income	$4,893,831		$16,151

Expences
Real Estate Taxes	$458,445		$1,513
Insurance	$60,600		$200
Repairs & Maintenance	$272,700		$900
Utilities	$909,000		$3,000
Payroll	$393,900		$1,300
Marketing	$45,450		$150
Management Fees	$146,815		$485
General & Adminstrative	$106,050		$350
Reserves	$90,900		$300

Total	$2,483,860		$8,198

Net Operating Income	$2,409,971		$7,954
Capitalization: Capitalization rates express relationships between net income and total value. The rate employed must be consistent with and reflective of those rates currently employed by investors active in the market place.
In order to perform this analysis, estimates of an appropriate capitalization rate must be formed. By its nature this is a judgmental process, however, selected rates should approximate the investment perimeters expected to be employed by the most probable buyer for the subject property.
Several approaches are typically followed in selecting the investment parameters; review and analysis of alternative real estate and non-real estate investments; review and analysis of published real estate investor surveys; derivation of rates from empirical market data; and use of in-house experience with similar types of investments.

Most Probable Buyer	Considering the size and quality of the asset, the subject buyer would most likely attract national or regional investors.

Survey of Investors	The most useful approach used to estimate an approximate rate of return required by the most probable buyer is to analyze the current investment parameters applied by institutional investors and advisors to real estate pension and portfolio funds when acquiring real estate. According to the Third Quarter 2006 Korpacz Real Estate Investor Survey, capitalization rates for institutional grade apartment properties range from 4.25% to 8.00% with an average of 5.98%. The subject property is a very well

The Towers of Westchester Park College Park, Maryland	December 4, 2006 Page 30

located, above average quality property. The subject property would likely appeal to a multitude of national and regional investors.

Market Extraction	The sales utilized in the Sales Comparison Approach reflect a capitalization rate range of 4.1% to 6.5%, with an average of 5.4%. The sales are of regional apartment properties. Given the subject’s location and physical attributes, a subject capitalization rate near the average is appropriate.

Conclusion	Considering the investor surveys and the capitalization rates reflected by the comparable sales, an appropriate capitalization rate for the subject property is concluded to be 5.5%.

Valuation:	Capitalizing the estimated Net Operating Income of $2,409,971 at 5.5% results in a value conclusion of $43,817,655, rounded to $43,800,000.

Value:	$43,800,000

The Towers of Westchester Park	December 4, 2006
College Park, Maryland	Page 31
THE SALES COMPARISON APPROACH
The Sales Comparison Approach to value is the process of comparing recent sales of competitive properties. The estimated value derived via this approach represents the probable price at which the subject property would be sold by a willing seller to a willing buyer as of the date of value.
To estimate the property value by the Sales Comparison Approach, five multifamily apartment property sales, which are summarized in the following table, have been examined and analyzed. All of the sales are in the Maryland suburbs of the Washington D.C. area and within twenty miles of College Park. The sales utilized are located within Silver Springs, Laurel, Germantown and Upper Marlboro.
The price per apartment unit has been relied upon as the unit of comparison in this approach. The comparative process involves judgment as to the similarity between the subject property and the comparable sale property with regard to a variety of factors affecting value such as location, age and condition of the structure, market conditions, rent levels, property rights conveyed, financing terms, conditions of sale, operational efficiencies and other factors.
ANALYSIS OF SALES: The comparable sales are summarized in the following table.
SUMMARY OF COMPARABLE BUILDING SALES

	Sale 1	Sale 2	Sale 3	Sale 4	Sale 5

				Springhouse
Name	Chesterfield House	Charlestowne North	Milestone	Apartments	Cinnamon Run
Location	Arlington, VA	Greenbelt, MD	Germantown, MD	Laurel, MD	Silver Springs, MD
Sale Date	11/06	10/06	3/06	1/06	12/05
Price Per Unit	$110,577	$101,124	$172,743	$145,455	$131,716
OAR	4.1%	6.5%	4.9%	5.6%	5.8%
NOI/Unit	$4,534	$6,573	$8,464	$8,145	$7,640
Number of Units	104	178	576	220	511
Avg. Unit Size/Sq.Ft.	1,216	700	Approx. 1,000	830	1,006
Year Built	1968	1967	1996/2001	NA	1979
The sales reflect per unit prices ranging from $101,124 to $172,743. The primary difference between the comparables and the subject are location, quality, condition and average unit size.
The most value influencing difference between the subject and the comparable sales is the amount of net operating income generated on a per unit basis. In an attempt to quantify appropriate adjustments to the prices indicated by the comparables, we have analyzed the difference between the net operating income (NOI) per unit of the comparables relative to the NOI of the subject property. In this analysis we have adjusted the sale price of the comparables based on the percentage difference in net income. This factor takes into account the adjustments necessary for the aforementioned factors that are considered to have the most impact on value.
The adjustments applied to the comparable sales are summarized as follows.

The Towers of Westchester Park College Park, Maryland	December 4, 2006 Page 32
PRICE PER UNIT ANALYSIS

			Subject	Adjustment	Adjusted
Sale	Price/Unit	NOI/Unit	NOI/Unit	Factor	Price/Unit

1	$110,577	$4,534	$7,954	1.75	$193,985
2	$101,124	$6,573	$7,954	1.21	$122,370
3	$172,743	$8,464	$7,954	0.94	$162,334
4	$145,455	$8,145	$7,954	0.98	$142,044
5	$131,716	$7,640	$7,954	1.04	$137,129
The adjusted unit prices range from $122,370 to $193,985 with an average of $151,573. As discussed in the Income Capitalization Approach, the estimated capitalization rate for the subject is 5.5%. This is just below the capitalization rate reflected by Sales Four (5.6%), which reflects an adjusted unit price of $142,044. A subject value slightly above this adjusted unit price is suggested. Accordingly, the estimated unit value for the subject is $144,000. Applied to the subject’s 303 units, this results in a total value estimate of $43,632,000, rounded to $43,600,000.
Value via the Sales Comparison Approach           $43,600,000

The Towers of Westchester Park College Park, Maryland	December 4, 2006 Page 33
RECONCILIATION

Cost Approach	N/A
Income Capitalization Approach	$43,800,000
Sales Comparison Approach	$43,600,000
Income Capitalization and Sales Comparison Approaches to value were employed in the appraisal of the subject property. Buyers and sellers rarely rely on the Cost Approach to price commercial real estate. Furthermore, the age of the improvements and subjectivity involved in estimating substantial degrees of physical deterioration reduces the reliability of this approach. As such, a Cost Approach was not employed.
The value derived from the Income Capitalization Approach is well documented and market oriented. Sufficient sales data was available from the local and regional markets in order to develop a Sales Comparison Approach. The value derived through use of the Sales Comparison Approach supports the value concluded for the property via the Income Approach. Due to the income producing nature of the subject property, the results of the Income Capitalization Approach are emphasized.
FINAL ESTIMATE OF VALUE:           $43,800,000
The market value estimate of $43,800,000 significantly exceeds the tax assessor’s market value estimate of $18,805,300. A representative of the county assessment office indicated that the subject is significantly under assessed, and that the subject’s assessment will likely increase by 50 to 60% in the upcoming year. In light of the preceding, we have assumed that the subject’s assessment will increase by 55% in the upcoming year. It is an extraordinary assumption of this appraisal that the subject’s actual real estate taxes do not differ significantly from our estimate.

ADDENDA

SUBJECT PHOTOGRAPHS
Northerly View
Southerly View

SUBJECT PHOTOGRAPHS
Northeasterly View
Westerly View

SUBJECT PHOTOGRAPHS
Lobby
Community Room

SUBJECT PHOTOGRAPHS
Mail Boxes and Vending Machines

SUBJECT PHOTOGRAPHS
Elevator Lobby
Typical Hallway

SUBJECT PHOTOGRAPHS
Typical Living Space
Typical Bedroom

SUBJECT PHOTOGRAPHS
Typical Bathroom
Typical Kitchen

SUBJECT PHOTOGRAPHS
Mechanical Room
Maintenance Room

SUBJECT PHOTOGRAPHS
Electrical Room
Roof

SUBJECT PHOTOGRAPHS
Swimming Pool and Covered Parking

SUBJECT PHOTOGRAPHS
Cooling Tower

COMPARABLE RENTAL PHOTOGRAPHS
The Enclave
White Oaks Towers

COMPARABLE RENTAL PHOTOGRAPHS
Wynfield Park Apartments
Seven Springs

COMPARABLE RENTAL PHOTOGRAPHS
The Chateau

TAX MAP

B
C
BELTWAY PLAZA
4599
MAP 26-P.10
110011
ROAD
193
OUTLOT 'A'
A143050
TRIANGLE
GREENBELT
2122
45
39
SEMINOLE
BERWYN HTS
2606
40A
SEMINOLE
40
TECUMSEH
2010
OUTLOTA
44
BERWYN HTS.
139098
29
30
BERWYN HTS.
3122
42
43
BERWYN HTS.
2334
198016
PAR.'E'
JAEGER PROPERTY
5659
PARCEL 'B'
LIMITS
201
8506
AVE
WESTCHESTER PARK CONDOMINIUM
8505
9863
TOWERS @ WESTCHESTER
ROAD
WESTCHESTER PK. DR.
PARCEL 'D'
CORPORATE
U.S.A
951.49A.
P.61
JAEGER PROP.

TAX MAP

AERIAL PHOTOGRAPH